                                                                   EXHIBIT 99.1


CONTACTS:

MIKE EL-HILLOW                                 CATHY KAWAKAMI
SENIOR VP, CHIEF FINANCIAL OFFICER             DIRECTOR OF INVESTOR RELATIONS
ADVANCED ENERGY INDUSTRIES, INC.               ADVANCED ENERGY INDUSTRIES, INC.
970-407-6570                                   970-407-6732
mike.el-hillow@aei.com                         cathy.kawakami@aei.com

FOR IMMEDIATE RELEASE


                 ADVANCED ENERGY SEEKS TO OVERTURN JURY VERDICT

FORT COLLINS, Colo., May 21, 2002 -- Advanced Energy Industries, Inc (Nasdaq:
AEIS) today announced that it will file a motion to overturn a May 17th jury verdict. The jury ruled in a Delaware court that AE infringed on a patent held by the Applied Science and Technology (ASTeX) division of MKS Instruments, Inc., and awarded $4.2 million in damages.

The products involved are reactive gas generators used in the manufacturing of semiconductors and flat panel displays. This business division represented less than five percent of Advanced Energy's consolidated sales since its introduction in late 2000 and approximately three percent of consolidated sales in the quarter ended March 31, 2002.

"We are disappointed by the court's ruling in this case, as we believe the weight of evidence was in our favor on both technical and legal grounds," said Doug Schatz, chairman, president and chief executive officer of Advanced Energy. "In a pre-trial ruling interpreting the patent claims, the Judge considerably narrowed the breadth of the patent, and we have the technology and capability necessary to create a new design that will allow us to continue selling products into this marketplace."


"This ruling impacts a very small part of our business currently. We are an acknowledged leader in new product technology and innovation, and we will continue to introduce new products that are not affected by this patent to maintain our leadership and continue to benefit from this growing market segment."

ABOUT ADVANCED ENERGY

Advanced Energy is a global leader in the development, marketing and support of components and sub-systems critical to plasma-based manufacturing processes used in the production of semiconductors, flat panel displays, data storage products, compact discs, digital video discs, architectural glass, and other applications that require precise thin-film processes.

AE offers a comprehensive line of technology solutions in power, flow and thermal management, plasma and ion beam sources, and integrated process monitoring and control to original equipment manufacturers (OEMs) and end-users around the world.

AE operates in regional centers in North America, Asia and Europe, and offers global sales and support through direct offices, representatives and distributors. Founded in 1981, AE is a publicly-held company traded on Nasdaq National Market under the symbol AEIS. For more information, please visit our corporate website: www.advanced-energy.com.

SAFE HARBOR STATEMENT

This press release contains certain forward-looking statements subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to: the volatility and cyclicality of the semiconductor and semiconductor capital equipment industries, fluctuations in quarterly and annual revenues and operating results, Advanced Energy's ongoing ability to develop new products in a highly competitive industry characterized by increasingly rapid technological changes, and other risks described in Advanced Energy's Form 10-K, Forms 10-Q and other reports and statements, as filed with the Securities and Exchange Commission. These reports and statements are available on the SEC's website at www.sec.gov. Copies may also be obtained by contacting Advanced Energy's investor relations at 970-407-6732. The company assumes no obligation to update the information in this press release.